Exhibit 99.2
Unaudited Financial and Other Statistical Information for the Three and Twelve Month Periods Ended February 28, 2013 and Guidance for Fiscal Year 2014

AZZ incorporated
Consolidated Statements of Income
(unaudited)

	Three Months Ended February 28,2013	Twelve Months Ended February 28, 2013

Net Sales	$140,391,467	$570,594,238

Cost of Sales	102,399,255	406,421,677

Selling, General and Administrative	17,169,567	66,188,575
Interest Expense	3,270,193	13,072,605
Net (Gain) Loss on Sale of Property, Plant and Equipment and Insurance Proceeds	(2,508,147)	(8,302,770)
Other (Income) Expense, Net	(454,608)	(1,154,682)
	119,876,260	476,225,405

Income Before Income Taxes	20,515,207	94,368,833
Income Tax Expense	7,281,558	33,912,627

Net Income	$13,233,649	$60,456,206

Income Per Share:
Basic	$0.52	$2.39
Diluted	$0.52	$2.37

Exhibit 99.2

AZZ incorporated
Consolidated Balance Sheet
(unaudited)

Assets:	Period Ended February 28, 2013

Current assets:
Cash and cash equivalents	$55,597,751
Accounts receivable - net of allowance for doubtful accounts	97,857,193
Inventories	82,330,926
Costs and estimated earnings in excess of billings on uncompleted contracts	12,878,068
Deferred income taxes	7,615,525
Prepaid expenses and other	6,152,476
Total current assets	262,431,939

Net property, plant, and equipment	154,476,220

Goodwill, less accumulated amortization	171,886,270

Intangibles and Other Assets	105,410,385

$694,204,814

Liabilities and Shareholders' Equity:

Current liabilities:
Accounts payable	$28,921,539
Accrued liabilities	89,977,669
Total current liabilities	118,901,208

Long-term accrued liability due after one year	8,537,278

Long-term debt due after one year	196,428,571

Deferred income taxes	36,403,283

Shareholders' equity	333,934,474

$694,204,814

Exhibit 99.2

AZZ incorporated
Condensed Consolidated Statement of Cash Flows
(unaudited)

Period Ended February 28, 2013

Net cash provide by operating activities	$92,737,613

Net cash used in investing activities	(150,141,856)

Net cash provided by (used in) financing activities	(30,360,044)

Effect of exchange rate changes on cash	59,372

Net (decrease) increase in cash and cash equivalents	(87,704,915)

Cash and cash equivalents at beginning of period	143,302,666

Cash and cash equivalents at end of period	$55,597,751

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands)

Information regarding operations and assets by segment is as follows:

	Three Months Ended February 28, 2013	Twelve Months Ended February 28, 2013
Net sales:
Electrical and Industrial Products	$61,921	$233,555
Galvanizing Services	78,470	337,039
	140,391	570,594

Segment operating income (a):
Electrical and Industrial Products	9,157	34,228
Galvanizing Services	17,176	87,807
	26,333	122,035

General corporate expenses (b)	5,927	23,706
Interest expense	3,270	13,073
Other (income) expense, net (c)	(3,379)	(9,113)
	5,818	27,666

Income Before Taxes	$20,515	$94,369

(a) Segment operating income consists of net sales less cost of sales, specifically identifiable general and administrative expenses, specifically identifiable selling expenses and other income and expense items that are specifically identifiable to a segment.

(b) General corporate expense consists of selling, general and administrative expense that are not specifically identifiable to a segment.

(c) Other (income) expense, net includes gains and losses on sale of property, plant and equipment and other (income) expense not specifically identifiable to a segment.

Exhibit 99.2
AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Thousands except per share amount)

	Actual Year to Date February 28, 2013	Projected Year Ended February 28, 2014
Net Sales:
Electrical and Industrial Products	$233,555	$475,000 to $525,000
Galvanizing Services	$337,039	$350,000 to $375,000
Total Sales	$570,594	$825,000 to $900,000

Diluted earnings per share	$2.37	$2.65 to $2.95

Net Sales by Market Segment:
Power Generation	32%	39%
Transmission and Distribution	21%	16%
Industrial	47%	45%

Electrical and Industrial Products
Revenues by Industry:
Power Generation	46%	51%
Transmission and Distribution	29%	16%
Industrial	25%	33%

Galvanizing Services
Revenues by Industry:
Electrical and Telecommunications	35%	39%
OEM's	15%	12%
Industrial	30%	29%
Bridge and Highway	10%	8%
Petro Chemical	10%	12%

Operating Margins:
Electrical and Industrial Products	14.7%	13% to 15%
Galvanizing Services	26.1%	27% to 29%

Cash Provided By (Used In)Operations	$92,738	$80,000 to $90,000
Capital Expenditures	$24,923	$40,000
Depreciation and Amortization of Intangible Assets and Debt Issue Cost	$29,363	$40,000 to $45,000
Total Bank Debt	$210,714	$430,000

Cash Dividend	$13,423	$14,500

Percent of Business By Segment:
Electrical and Industrial Products	41%	58%
Galvanizing Services	59%	42%

Exhibit 99.2

AZZ incorporated
Financial and Other Statistical Information
(unaudited)
($ in Millions)

	Period Ended
Backlog	2/29/2012	$138,621
Bookings		124,666
Shipments		127,143
Backlog	5/31/2012	$136,144
Book to Ship Ratio		0.98
Bookings		151,804
Acquired Backlog		78,491
Shipments		153,385
Backlog	8/31/2012	$213,054
Book to Ship Ratio		0.99
Bookings		152,421
Shipments		149,675
Backlog	11/30/2012	$215,800
Book to Ship Ratio		1.02
Bookings		146,305
Shipments		140,391
Backlog	2/28/2013	$221,714
Book to Ship Ratio		1.04